Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires the Viceroy Miami
     Bethesda, MD, May 26, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Viceroy Miami hotel for $36.5 million. The 148-room, luxury, full-service hotel is located in downtown Miami, Florida, in the ICON Brickell complex. The property will continue to be managed by Viceroy Hotel Group (“Viceroy”).
     “We are pleased to be acquiring the Viceroy Miami at an extremely attractive price and furthering the geographic diversification of our growing portfolio,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “Miami has historically performed very well in recovery cycles and the distinctive quality and location of the Viceroy Miami creates a very strong investment opportunity for our company. The hotel benefits from its location within the ICON Brickell complex along Brickell Avenue, a high-end business district in Miami. This cosmopolitan area has redefined itself in recent years as the city’s work-play epicenter, with upscale residences, shops, restaurants, nightlife and entertainment, successfully creating a unique mix of corporate and leisure demand.”
     The Miami metropolitan market has experienced unprecedented growth over the past two decades, benefitting from a healthy tourism industry that now attracts 38 million visitors annually from around the world, as well as the city’s strong connection to South America’s rapidly expanding business centers.
     The Viceroy Miami is located along Brickell Avenue in Miami, Florida, in one of the three ICON Brickell towers overlooking the Miami skyline, Miami River and Biscayne Bay. The ICON Brickell is a ten-acre urban development that consists of three skyscraping towers, of which the North and South Towers include condominium residences, and the Viceroy Tower, which includes both condominiums and the Viceroy Miami hotel. Brickell Avenue is considered by many to be the “Wall Street of the South” and contains a large concentration of international financial institutions, along with some of the area’s most vibrant and prominent restaurants, nightlife and residences.
     Recently constructed in 2009, the Viceroy Miami is a luxury hotel that features 148 stylishly appointed guest rooms designed by Kelly Wearstler. The hotel includes a unique array of amenities, including oversized guest rooms, each with its own convenience kitchen, flat screen HDTVs and Sferra custom linens and robes, in addition to the three food and beverage outlets, full-service spa and distinctive meeting and event space.
     The hotel’s three meal a day restaurant, Eos, offers a Mediterranean-inspired menu featuring bold flavors rooted in health and lightness and a decor combining classical lines with exotic finishes that create a “Miami-style” elegance. Cafe Icon, located in the south ICON Brickell tower, is a coffee and sandwich shop that provides service for hotel and residential guests. Club 50, sitting atop the 50-story Viceroy Tower, offers spectacular surrounding views of Miami and Biscayne Bay, as well as an Asian-inspired private pool and lounge area that provides a lighter-fare menu, innovative cocktails and quintessential Miami nightlife.
     Hotel guests have access to the Spa at Viceroy Miami, which is located in the south ICON Brickell Tower. The Spa encompasses 28,000 square feet and includes a 5,000-square foot water lounge, 2,500-square foot state-of-the-art gym, juice bar, Redwood saunas and 10 spa treatment rooms. The hotel also offers over 4,000 square feet of meeting space spread across three rooms that provide views of the Miami River, Biscayne Bay and downtown Miami. In addition to the spa, guests also have access to the 15th floor two-acre outdoor park terrace that features a wading pool, thermal hot tub and Olympic-length lap and recreational infinity pool overlooking Biscayne Bay.

     In 2010, during the early stage of ramp up from its prior year opening, the Viceroy Miami operated at 68% occupancy, with an ADR of $183. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $2.4 to $2.7 million and net operating income after capital reserves of $1.7 to $2.0 million.
     The hotel will continue to be managed by the Viceroy Hotel Group, which has managed the hotel since its opening in 2009.
     “We are delighted to be working with Pebblebrook Hotel Trust at the Viceroy Miami,” said Viceroy Hotel Group’s Brad Korzen. “The hotel continues to show excellent growth potential and we look forward to future success at the Viceroy Miami working closely with Pebblebrook Hotel Trust. This is the second property that Pebblebrook has acquired from our portfolio and we look forward to a continued great partnership.”
     “We’re excited to further expand our relationship with the Viceroy Hotel Group through our acquisition of the Viceroy Miami. We’re confident that their operational expertise will continue to make the Viceroy Miami a sought after destination in the Miami marketplace,” continued Mr. Bortz.
     The Company expects to incur approximately $0.5 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     The Viceroy Miami marks the thirteenth acquisition for the Company, comprising over $1.0 billion of invested capital since completing its initial public offering in December 2009.
     The Company has previously announced a signed agreement to purchase one other hotel:
     -  $89.5 million for the W Boston in Boston, Massachusetts.
     Closing for this hotel is subject to customary closing requirements and conditions. Accordingly, the Company can give no assurance that the transaction will be consummated on the terms initially disclosed or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 13 hotels, totaling 3,428 guest rooms, in six states and the District of Columbia, including 12 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; and Miami, Florida. For more information, please visit www.pebblebrookhotels.com.
Click here to visit the Viceroy Miami hotel website
About Viceroy Hotel Group
     Viceroy Hotel Group delivers one-of-a-kind lifestyle experiences that bring together provocative design and intuitive service in sought-after locations. The current portfolio of managed properties includes two luxury brands, Viceroy and The Tides. Viceroy Hotels & Resorts exemplify a passion for authentic, visionary design and personalized service. Signature Viceroy amenities and services created for the brand’s diverse business and leisure guests include dynamic dining venues featuring world-class culinary talents and destination spas specializing in health, fitness and beauty. Current Viceroy properties include hotels and resorts in Santa Monica, Palm Springs, Miami, Anguilla and Snowmass, Colorado with forthcoming openings in Beverly Hills (in what is currently L’Ermitage Beverly Hills), the Maldives and Sowwah Island in Abu Dhabi. The Tides brand offers chic beachfront backdrops that inspire reconnection through cultural experiences delivered with style and spirit. Every Tides destination interprets indigenous cultural elements, expressed in each property’s décor, cuisine, and spa. The Tides collection includes hotels and resorts in Miami’s South Beach, Mexico’s Riviera Maya and Zihuatanejo, as well as upcoming developments on St. Lucia in the Caribbean, which is currently operating as Jalousie Plantation. The Urban Retreat Collection includes Avalon Hotel in Beverly Hills, Maison 140 in Beverly Hills, and Sheraton Delfina in Santa Monica.
Click here to visit the Viceroy Hotel Group website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov ..
     All information in this release is as of May 26, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Viceroy Miami
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$1.2	to	$1.5

Adjustment:
Depreciation and amortization (1)	1.2		1.2

Hotel EBITDA	$2.4		$2.7

Adjustment:
Capital reserve	(0.7)		(0.7)

Hotel Net Operating Income	$1.7		$2.0

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)
Historical Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010
Pro forma Occupancy	70.2%	79.5%	79.7%	70.6%	75.0%
Pro forma ADR	$169.21	$173.68	$176.35	$177.23	$174.21
Pro forma RevPAR	$117.15	$136.68	$139.22	$123.56	$129.20

Pro forma Hotel Revenues	$61,483	$71,053	$71,223	$67,648	$271,407
Pro forma Hotel EBITDA	$10,877	$17,698	$16,673	$13,534	$58,782

	First Quarter 2011
Pro forma Occupancy	69.0%
Pro forma ADR	$183.50
Pro forma RevPAR	$125.15

Pro forma Hotel Revenues	$65,834
Pro forma Hotel EBITDA	$12,207
     These historical hotel operating results include results from the hotels the Company owned as of May 26, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Hotel Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia, Argonaut Hotel, The Westin Gaslamp Quarter, Hotel Monaco Seattle, Mondrian Los Angeles and Viceroy Miami. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited, has been presented only for comparison purposes and is subject to change.